Exhibit 10.1

EMPLOYMENT AND SEVERANCE AGREEMENT

This Employment and Severance Agreement (“Agreement”), dated as of September 7, 2014 (the “Effective Date”), is entered into by and between Brad Timchuk (“Executive”) and TigerLogic Corporation (the “Company”).

1.                                      Duties and Scope of Employment.

(a)                            Position and Duties.  The Company agrees to employ Executive as its Chief Executive Officer (“CEO”), with all duties and powers customarily associated with such positions.  As the CEO, Executive shall report directly to the Board of Directors of the Company (the “Board”). Executive shall have such duties and authority as may be assigned by the Board.

(b)                            Obligations to the Company.  Executive shall devote sufficient time, attention and energies to fulfill his duties as the CEO of the Company.  During his employment with the Company, Executive shall not be engaged in any competitive business activity without the express written consent of the Board (which may be withheld or conditioned at the sole discretion of the Board).  Executive may (i) participate in the activities of professional trade organizations beneficial and related to the business of the Company, (ii) engage in personal investing activities and/or charitable activities consistent with any Company policy conditioning, limiting or otherwise regulating investments and/or charitable activities (which may change from time to time) or (iii) with the advance written consent of the Board, serve as a member of the board of directors or advisory board (or their equivalents in the case of a non-corporate entity) of businesses that are not competitors of the Company, as determined in good faith by the Board, and charitable organizations; provided that activities set forth in these clauses (i), (ii) or (iii) do not, either individually or in the aggregate, interfere or otherwise conflict with the services to be provided by the Executive hereunder (as determined in good faith by the Board).

(c)                             No Conflicting Obligations.  Executive represents and warrants to the Company that he has no confidential and/or trade secret information of any of his prior employers (other than such information, if any, which is contained in his unaided memory) and is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with his obligations under this Agreement.  Executive represents and warrants that he will not use or disclose, in connection with his employment by the Company, any trade secrets or other proprietary information in which Executive has any right, title or interest and that his employment by the Company as contemplated by this Agreement shall not infringe or violate the rights of any other person or entity.

(d)                            Other Employment Agreements Superseded.  Except as otherwise provided herein, this Agreement supersedes all previous employment agreements and offer letters between Executive and the Company, except with respect to requirements for continued compliance with federal immigration laws and Executive’s obligation to comply with the Company’s rules and standards of conduct, including those set forth in employee Handbook or code of conduct applicable to employees, generally. If Executive’s employment terminates for any reason or for no reason, he shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be established under the Company’s then existing employee benefit plans as of the date of termination.

2.                                      At-Will Employment.  Executive’s employment with the Company constitutes “at-will” employment; accordingly, the Company or Executive may terminate Executive’s employment at any time for any reason (or no reason), and with Cause or Without Cause and with or without advance notice, except as specifically provided otherwise herein.  Executive’s employment shall terminate automatically in the event of his death.

3.                                      Compensation and Benefits.

(a)                                 Base Salary.  The Company shall pay Executive as compensation for his services an annualized base salary of Two Hundred Forty Thousand dollars ($240,000.00) (the “Base Salary”), less applicable deductions and withholdings, payable in periodic installments in accordance with the Company’s regular payroll practices in effect from time to time.  The Base Salary shall be reviewed and shall be subject to increase from time to time at the sole discretion of the Board.

(b)                                 Vacation.  Executive shall be eligible to receive paid time-off each year, including up to three weeks of vacation time per year, in accordance with the standard procedures and policies established by the Company and as may be modified from time to time.

(c)                                  Discretionary Bonus.  Executive shall be eligible for a discretionary bonus to be awarded from time to time by the Compensation Committee with the target of up to 50% of the Base Salary.

(d)                                 Employee Benefits.  For so long as Executive is employed by the Company hereunder (and such other time periods referenced in Section 4), Executive shall be entitled to participate in any employee benefit plans and programs (including any and all health, dental, vision, insurance programs and 401(k) plans) which are maintained by the Company for and generally available to similarly-situated employees of the Company, all in accordance with the terms and subject to the conditions of such plans and programs as in effect from time to time.  Such benefit plans and programs may be modified from time to time at the sole discretion of the Board.

(e)                                  Business Expenses.  Executive shall be authorized to incur necessary and reasonable expenses in connection with his duties hereunder.  Expenses shall be incurred pursuant to, and consistent with, policies and procedures as established by the Company and as may be modified from time to time.  The Company shall reimburse Executive for such expenses upon presentation of an itemized accounting and appropriate supporting documentation, in accordance with Company policy and procedures.

(f)                                   Equity Awards.  Executive may from time to time be granted equity awards under the Company’s equity incentive plan as then in effect.  Such grants, if any, shall be at the discretion of the Compensation Committee; provided, however, that in connection with Executive’s appointment as the CEO, Executive shall be entitled to receive a an incentive and/or nonqualified stock option to purchase up to 500,000 shares of the Company’s common stock at such exercise price as will be determined by the Compensation Committee at the time of grant in accordance with the terms and conditions of the applicable equity incentive plan and all applicable laws and regulations, which stock option will be an incentive stock option to the maximum extent possible under applicable law.  Conforming with the Company’s recent practices, such stock option grant shall be subject to the Company’s standard vesting terms, as follows, subject to your continued employment with the Company and subject to Section 4(b) below: (i) twenty-five percent (25%) of the shares underlying the option will vest and become exercisable on the first anniversary of the vesting commencement date, which shall be the Effective Date, and (ii) the remaining shares will vest and become exercisable with respect to one forty-eighth (1/48th) thereof on each monthly anniversary of the vesting commencement date thereafter. Executive will be required to sign appropriate stock options agreements governing the terms of any grants under the equity incentive plan.

4.                                      Payments and Benefits Following Termination of Employment.

(a)                                 Termination by the Company Without Cause or by the Executive due to an Involuntary Termination: Severance Payment. This Agreement may be terminated at any time by the Company Without Cause or by the Executive due to an Involuntary Termination by written notice of termination to the other party setting forth the effective termination date and a reasonably detailed explanation of the basis of such termination.  If the Company elects to terminate Executive’s employment Without Cause, or if Executive resigns due to an Involuntary Termination, Executive shall receive all Accrued Obligations (as defined below).  In addition, and subject to Section 4(d) of this Agreement, if the Company terminates Executive’s employment Without Cause, or Executive resigns due to an Involuntary Termination, then Executive shall be eligible for a lump sum payment equal to six (6) months of Base Salary as in effect at the time of  termination, plus an additional one month of Base Salary for each full year of employment with the Company up to a maximum of 12 months, in the aggregate, of Base Salary less applicable withholding taxes (the “Severance Payment”).  The Severance Payment shall be subject to applicable withholdings and other deductions as may be required by law from time to time or otherwise authorized by the Executive.

(b)                                 Termination in Connection  with a Change of Control.  If the employment of Executive is terminated Without Cause or Executive resigns due to an Involuntary Termination within 12 months after a Change of Control (as defined below), then subject to Section 4(f) of this Agreement, Executive shall, in addition to the benefits set forth in Section 4(a) of this Agreement be entitled to acceleration of the vesting of all outstanding stock awards under any equity incentive plan of the Company to the extent permitted under the terms of any such plan at the time such awards are granted and under applicable laws and regulations.

(c)                                  Termination for Cause or Resignation Other than Due to An Involuntary Termination.  This Agreement may be terminated at any time by the Company with Cause or by the Executive for any reason other than due to an Involuntary Termination by written notice of termination to the other party setting forth the effective termination date.  In the case of resignation without Involuntary Termination, Executive shall provide a 30-day notice to the Company.  In the case of termination by the Company for Cause, the notice of termination shall set forth a reasonably detailed explanation of the basis on which the Company claims Cause for the termination.  In the event that (i) Executive’s employment is terminated by the Company at any time for Cause or (ii) Executive terminates his employment at any time for any reason other than an Involuntary Termination, then, in any such case, upon the termination of Executive’s employment, the Executive shall be entitled to receive from the Company all Accrued

Obligations.  Executive shall not be entitled to receive any other payments or benefits by or from the Company except as otherwise required pursuant to COBRA and the terms of any Company employee benefit plan, including, without limitation, any Company equity incentive plan.

(d)                                 Conditions to Receipt of Severance Payment.  As a prior condition to Executive receiving any Severance Payment under Section 4(a), as applicable, of this Agreement, Executive shall satisfy the following conditions.

(i)                                     Release.  Executive shall execute a Separation Agreement and Release (the “Release”) within such period as is specified in the Release and this Section 4(d) after termination of Executive’s employment (whether by the Company or by Executive) and not later revoke such Release.  The form of Release shall be provided to Executive within five days following the termination of Executive’s employment.  Executive shall forfeit all rights to the Severance Payment unless such Release is signed and delivered and no longer subject to revocation (if applicable) within 45 days following the date of Executive’s termination; provided that the foregoing requirements of this Section 4(d) are met, the Severance Payments shall be made on the 60th day following the date of Executive’s termination.

(ii)                                  Other Conditions and Agreements.  Executive shall comply with the nonsolicitation obligations set forth in Section 9 of this Agreement and with his obligations under the Company’s At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement.

(e)                                  Termination Due to Death or Disability.  This Agreement shall terminate immediately upon the death or Disability of the Executive.  In any such case, the Executive, or Executive’s estate, shall be entitled to receive from the Company all Accrued Obligations and shall be entitled to no other payments or benefits by the Company except as otherwise required for a direct family dependents pursuant to COBRA and the terms of any Company employee benefit plan, including, without limitation, any Company equity incentive plan or disability insurance plans.

(f)                                   Parachute Payments.  If any payment or benefit Executive would receive in connection with a Change of Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either delivered in full, or delivered as to such lesser extent which would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax, results in the Executive’s receipt, on an after-tax basis, of the greater amount of the Payment, notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in payments or benefits constituting a “parachute payment” is necessary, reduction shall occur in the following order:  reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits.  In the event the acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in reverse order of the date of grant of Executive’s stock awards.   Unless Company and the grantee otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes.  For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable good faith interpretations concerning the application of Section 280G and 4999 of the Code.  The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section.  The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

(g)                                  Definitions.

(i)                                     “Accrued Obligations” shall mean: (A) Executive’s full Base Salary accrued as of the last day of Executive’s employment with the Company; (B) a cash payment covering all accrued and unused paid time off (if any) earned through the last day of Executive’s employment with the Company; and (C) any unreimbursed business expenses under Section 3(e).

(ii)                                  “Involuntary Termination” except as provided below, for all purposes under this Agreement, “Involuntary Termination” means Executive’s resignation or other termination of employment due to the occurrence of any of the following events: (A) without Executive’s express written consent, the substantial reduction of Executive’s duties or responsibilities relative to Executive’s duties or responsibilities in effect immediately prior to such reduction; provided, however, that a reduction in duties or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Vice President of the Company remains as such following a Change of Control and is not made the Vice President of the acquiring corporation) shall not constitute “Involuntary Termination”; (B) without Executive’s express written consent, a material reduction by the Company in Executive’s base compensation as in effect immediately prior to such reduction; (C) without Executive’s express written consent, a material reduction by the Company in the kind or level of employee benefits package is significantly reduced; (D) Executive’s relocation to a facility or a location more than 50 miles from Executive’s then present location, without Executive’s express written consent; (E) any purported termination of Executive by the Company which is not for death, Disability or for Cause; or (F) the failure of the Company to obtain the assumption of this Agreement by any successors.  Moreover, a resignation by Executive shall not be considered to be a resignation due to an Involuntary Termination unless (A) Executive notifies the Company of the event constituting the Involuntary Termination within 30 days of the occurrence of such event, (B) the Company fails to remedy such event within 30 days after receiving such notice and (C) Executive resigns more than 31 days, but not more than 60 days, after the Company receives such notice and before the Company remedies the event.

(iii)                               “Cause” shall mean a termination of Executive’s employment for any of the following reasons:  (A) gross and willful failure to perform services; (B) conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof, if such felony either is work-related or materially impairs Executive’s ability to perform services for the Company; (C) a material breach of fiduciary duty, including fraud, embezzlement, dishonesty or any intentional action that materially injures the Company as determined in good faith by the Company’s Board of Directors; or (D) a material breach of the At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement.  In all of the foregoing cases, the Company shall provide written notice to Executive indicating in reasonable detail the event or circumstances that constitute Cause under this Agreement and the Company will provide Executive 45 days to cure such breach or failure prior to termination for Cause.  During such 45-day cure period, the Company may place Executive on unpaid leave.  A termination of Executive’s employment by the Company in any other circumstance or for any other reason will be a termination “Without Cause.”

(iv)                              “Disability” shall mean Executive is physically or mentally unable regularly to perform his duties hereunder for a period in excess of 60 consecutive days or more than 90 days in any consecutive 12 month period.  The Company shall make a good faith determination of whether Executive is physically or mentally unable to regularly perform his duties subject to its review and consideration of any physical and/or mental health information provided to it by Executive.

(v)                                 “Change of Control” shall mean:  (A) any “person” (a such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) who becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities, provided, however, that Change in Control shall not include any change resulting from any capital financings of the Company; or (B) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or (C) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least (50% of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

5.                                      Successors.

(a)                            Company’s Successors.  This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets.  The Company shall require any successor, by agreement in form and substance reasonably satisfactory to the Executive, to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets that becomes bound by this Agreement.

(b)                            Executive’s Successors.  This Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

6.                                      Arbitration.  In the event of any dispute or claim relating to or arising out of Executive’s employment relationship or its termination, Executive and the Company agree that (a) any and all disputes between Executive and the Company (or any of its agents, officers, directors, or employees, each of whom is an intended beneficiary of this agreement to arbitrate) must be resolved exclusively through final and binding arbitration, (b) as a result of this mutual agreement to arbitrate, both Executive and the Company are waiving any and all rights to a trial before a court and/or jury, but all remedies that would be available in court will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery and (v) the Company shall pay all arbitration forum fees, but each party shall be responsible for its own attorney fees and legal costs except as otherwise provided by law.  This agreement to arbitrate does not apply to claims that may be brought before the National Labor Relations Board.

7.                                      WAIVER OF RIGHT TO JURY.  EXECUTIVE AND THE COMPANY UNDERSTAND AND AGREE THAT THE ARBITRATION OF DISPUTES AND CLAIMS UNDER THIS AGREEMENT SHALL BE INSTEAD OF A TRIAL BEFORE A COURT OR JURY.

8.                                      Confidential Information.  Executive shall abide by the Company’s rules and regulations.  Executive agrees to maintain the confidentiality of all confidential, proprietary, and trade secret information of the Company.  Executive shall abide by the terms of the At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement.

9.                                      Nonsolicitation.  For a period of one (1) year following the termination of Executive’s employment for any reason, Executive agrees that he shall not, directly or indirectly, (a) divert or attempt to divert from the Company (or any subsidiary of, or another entity controlled by, the Company) any business of any kind in which it is engaged, including, without limitation, the solicitation of or interference with any of it suppliers or customers or (b) solicit, hire, recruit, or employ any person or entity who is employed by or has a contractual relationship with the Company, or encourage any person or entity who is employed by or has a contractual relationship with the Company to terminate their employment or contractual relationship with the Company.

10.                               Miscellaneous Provisions.

(a)                            Notice.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by overnight courier, U.S. registered or certified mail, return receipt requested and postage prepaid.  Mailed notices shall be addressed to Executive at the home address which he most recently communicated to the Company in writing.  In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b)                            Modifications and Waivers.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)                             Entire Agreement. No other agreements, representations or understandings (whether oral or written) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter of this Agreement.  This Agreement, the At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement, and applicable equity incentive plans (and related agreements) contain the entire understanding of the parties with respect to the subject matter hereof.

(d)                            Taxes.  All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges that are required to be withheld by applicable law.

(e)                             Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

(f)                              Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(g)                             No Assignment.  This Agreement and all rights and obligations of Executive hereunder are personal to Executive and may not be transferred or assigned by Executive.

(h)                            Headings.  The headings of the sections contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

(i)                                Counterparts.  This Agreement may be executed in multiple counterparts (including facsimile and electronic “.pdf” copies thereof), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(j)                               Compliance with Section 409A.  The parties intend that this Agreement (and all payments and other benefits provided under this Agreement) be exempt from the requirements of Section 409A of the Code and the regulations and ruling issued thereunder (collectively “Section 409A”), to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise.  To the extent Section 409A is applicable to such payments, the parties intend that this Agreement (and such payments and benefits) comply with the deferral, payout and other limitations and restrictions imposed under Section 409A.  Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions.  Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement to the contrary:

(i)                                     if at the time Executive’s employment terminates, Executive is a “specified employee,” as defined in Treasury Regulation Section 1.409A-1(i) and determined using the identification methodology selected by the Company from time to time, or if none, the default methodology, any and all amounts payable under this Agreement on account of such termination of employment that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid in a lump sum on the first day of the seventh month following the date on which Executive’s employment terminates or, if earlier, upon Executive’s death, except (i) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury Regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Treasury Regulation Section 1.409A1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (ii) benefits which qualify as excepted welfare benefits pursuant to Treasury Regulation Section 1.409A 1(a)(5); and (iii) other amounts or benefits that are not subject to the requirements of Section 409A;

(ii)                             a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h) after giving effect to the presumptions contained therein, and, for purposes of any such provision of this Agreement, references to a “terminate,” “termination,” “termination of employment,” “resignation,” “resign” and like terms shall mean separation from service;

(iii)                          each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement, including, without limitation, under Section 4(a), shall be treated as a right to a series of separate payments;

(iv)                         with regard to any provision in this Agreement, including, without limitation, Section 3(e), that provides for reimbursement of expenses or in-kind benefits, except for any expense, reimbursement or in-kind benefit provided pursuant to this Agreement that does not constitute a “deferral of compensation,” within the meaning of Treasury Regulation Section 1.409A-1(b) (including, without limitation, by reason of the safe harbor set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion), (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred; and

(v)                            in no event shall the Company or any of its parents, subsidiaries or affiliates, be liable for any additional tax, interest or penalty that may be imposed on Executive by Section 409A or damages for failing to comply with, or be exempt from, Section 409A.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer or member of the Board, as of the day and year first above written.

EXECUTIVE

By:	/s/ Brad Timchuk
Name: Brad Timchuk

TIGERLOGIC CORPORATION

By:	/s/ Philip D. Barrett
Name: Philip D. Barrett
Title: Director, Chairman of Compensation
Committee